Exhibit 99.1

        Magnetek Announces Fiscal 2005 Second-Quarter Results


    LOS ANGELES--(BUSINESS WIRE)--Feb. 3, 2005--Magnetek, Inc.
(NYSE:MAG):

    -- Quarterly revenue increased 10% to $64 million from $58 million last year.

    -- Gross profit margin continued to rise; quarterly earnings were $.02 per share compared to a loss of $.15 per share last year.

    -- Company announces intended divestiture of telecom power systems business.

    Magnetek, Inc. (NYSE:MAG) today reported its results for the second quarter and first half of fiscal 2005, ended December 31, 2004. Revenue for the quarter was up 10% to $64.0 million from $58.1 million in the second quarter of fiscal 2004. First-half revenue in fiscal 2005 was $133.2 million against $108.5 million in the prior-year first half, a 23% increase.
    In the fiscal 2005 second quarter, the Company reported net income of 562,000 or $.02 per share, versus a net loss of $4.0 million or $.15 per share in the second quarter of fiscal 2004. Net income in the first half of fiscal 2005 was $1.5 million or $.05 per share compared with a net loss of $7.7 million or $.30 per share in last year's first half.
    Commenting on earnings, Magnetek chief executive Andrew Galef said, "We thought we would be able to report a sequential improvement over the $.03 a share that we earned in the first quarter of this fiscal year. But weaker-than-expected performance in our telecom power business and legal expenses associated with patent-infringement arbitration more than offset non-operating income of $1.3 million from licensing intellectual property that we received in the second quarter."
    Magnetek's gross profit margin increased to 24.9% in the December quarter, up from 22.2% in the second quarter of fiscal 2004 and 24.5% in first quarter of the current fiscal year. "This was our widest profit margin in more than two years. The main drivers for the margin improvement are lower manufacturing costs related to our factory in China and a more profitable product mix, as power control systems represent an increasing share of our sales volume. With these factors our breakeven point is now about $60 million a quarter," Mr. Galef stated.
    "In our markets the same general trends that we began to see last October continued through December. We experienced slower growth in embedded power products and faster growth in power control systems with the exception of telecom power systems," Mr. Galef said. While believing that Magnetek's telecom power systems business will recover with the telecom industry in general, he announced that the Company is in the process of divesting that business in order to focus maximum resources on the "smart" power systems it is developing for emerging digital power markets, including alternative energy, utility grid monitoring and transportation.
    Accordingly, the telecom power systems business (the assets of which have been largely written down on the Company's books) will be accounted for as a discontinued operation in the current quarter and until it is divested. In a similar move, and for similar reasons, Magnetek sold its telecom service business late in 2003.
    While it will continue to grow its embedded power product business, much of the Company's future growth will come through upward integration into more complex, power-based subsystems and systems, according to Mr. Galef. Indicative of its increasing emphasis on such systems for emerging markets, Magnetek's R&D spending continued to grow during the second quarter, and the Company:

    -- unveiled a new line of UL-listed Aurora(TM) photovoltaic (PV) inverters for the North American market at the 2004 Solar
        Power trade show in San Francisco;

    -- reached an agreement to supply another city, Bremen, Germany, with its HiQgrid(TM) monitoring and control system to automate 60,000 streetlights;

    -- received a contract to develop auxiliary power units (APUs) for 170 new subway cars operated by the Milan Transit
        Authority in Italy.

    "We believe that high-margin systems like these, as well as advanced digital power solutions that we are currently developing for distributed power generation, material-handling automation and people-moving, will account for most of Magnetek's revenues and profits within three years," Mr. Galef said.
    As of December 31, 2004, the end of the Company's second fiscal quarter, Magnetek's book-to-bill ratio was 0.9-to-1.0, and the Company's backlog stood at just over $70 million.

    Conference Call Webcast

    This morning, at 11:00 a.m. Eastern Time, Mr. Galef and other members of Magnetek management will host a conference call to discuss the Company's fiscal 2005 second-quarter results. The call will be webcast live on the Company website, www.magnetek.com. Those interested in listening should register early to download and install any necessary audio software. For those who cannot listen to the call live, a replay will be available by phoning 888-286-8010 (passcode 70507781) through February 10 and on Magnetek's website through April 30, 2004 or as long as the call and its content remain timely.

    Magnetek, Inc. manufactures digital power supplies and systems for communications, information technology, industrial control, medical electronics, distributed power generation, consumer products, transportation, and other applications that require highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and China and reported total revenue of $243 million for its 2004 fiscal year, which ended on June 30, 2004.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for the second quarter of the fiscal year ending June 30, 2004. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include unanticipated financial results of operations, audit-related findings and their effect on the Company's expected financial results, lack of certainty as to when and how market conditions will manifest themselves and the effects such conditions will have on the Company. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


                            Magnetek, Inc.
                  Consolidated Results of Operations
                 (in thousands except per share data)

                            Three months ended      Six months ended
                               December 31,           December 31,
                                (Unaudited)           (Unaudited)
Results of Operations:       2004        2003       2004       2003
------------------------------------  ---------- ---------- ----------
Net sales                 $  64,026   $  58,091  $ 133,204   $108,526
Cost of sales                48,102      45,188    100,342     85,277
------------------------------------  ---------- ---------- ----------
Gross profit                 15,924      12,903     32,862     23,249
Research and development      3,877       3,285      7,571      6,128
Selling, general and
 administrative(1)           12,311      13,255     24,016     23,725
------------------------------------  ---------- ---------- ----------
Income (loss) from
 operations                    (264)     (3,637)     1,275     (6,604)
Interest expense                334         411
Other income(2)              (1,300)          -       (602)     1,083
------------------------------------  ---------- ---------- ----------
Income (loss) before
 provision for income
 taxes                          702      (4,048)     1,877     (7,687)
Provision for income
 taxes                          140           -        375          -
------------------------------------  ---------- ---------- ----------
Net income (loss)         $     562   $  (4,048) $   1,502   $ (7,687)
------------------------------------  ---------- ---------- ----------
Per common share:
Net income (loss) per
 common share - basic &
 diluted                  $    0.02   $   (0.15) $    0.05   $  (0.30)
------------------------------------  ---------- ---------- ----------

Weighted average shares
 outstanding:
 Basic                       28,520      27,618     28,511     25,709
 Diluted                     29,278      27,618     29,272     25,709

(1) Includes $0.9 million and $1.1 million legal expenses related to an arbitration proceeding in the three and six month periods ended December 31, 2004, respectively, and $1.7 million charge for accounts receivable in the periods ended December 31, 2003.
(2) Other income consists of $1.3 million income from sale and license of rights and patents in periods ended December 31, 2004.


                           Three months ended      Six months ended
                              December 31,           December 31,
                               (Unaudited)            (Unaudited)
Other Data:                 2004        2003       2004        2003
-----------------------------------  ---------- ----------  ----------
Depreciation and
 amortization            $   2,407   $   2,560  $   4,897   $   5,041
Capital expenditures     $   2,279   $   1,731  $   3,928   $   2,506


                                                December 31,
                                                   2004       June 30,
Balance Sheet Data:                             (Unaudited)    2004
--------------------------------------------- - ----------- - --------
Working capital (excluding current portion of
 LTD)                                         $     81,582  $  67,653
Total assets                                       297,711    288,147
Total long-term debt (including current
 portion)                                           23,205     18,126
Common stockholders' equity                        121,951    112,522


                            Magnetek, Inc.
                      Consolidated Balance Sheet
                            (in thousands)

                                           December 31,
                                              2004         June 30,
                                           (Unaudited)       2004
                                          -------------- -------------
 Cash                                            $4,054        $2,318
 Accounts receivable                             62,965        57,608
 Inventories                                     54,414        51,432
 Prepaid and other                                6,112         9,027
                                          -------------- -------------
   Total current assets                         127,545       120,385

 Property, plant & equipment, net                34,089        32,118
 Goodwill                                        65,362        63,828
 Prepaid pension                                 56,809        57,523
 Other assets                                    13,906        14,293
                                          -------------- -------------
   Total assets                                $297,711      $288,147
                                          ============== =============

 Accounts payable                               $36,102       $41,181
 Accrued liabilities                              9,861        11,551
 Current portion of long-term debt                2,123         1,997
                                          -------------- -------------
   Total current liabilities                     48,086        54,729

 Long-term debt, net of current portion          21,082        16,129
 Pension benefit obligations                     88,889        88,889
 Other long-term obligations                      8,792         7,552
 Deferred income taxes                            8,911         8,326

 Common stock                                       285           285
 Paid in capital in excess of par value         127,928       127,692
 Retained earnings                               70,990        69,488
 Accumulated other comprehensive loss           (77,252)      (84,943)
                                          -------------- -------------
   Total stockholders' equity                   121,951       112,522

   Total liabilities and equity                $297,711      $288,147
                                          ============== =============

Certain June 30, 2004 balances have been reclassified to conform to current period presentation.


    CONTACT: Magnetek, Inc.
             Robert Murray, 310-689-1610
             bmurray@magnetek.com